Exhibit 10.1

tw telecom inc.
FIRST AMENDMENT TO AMENDED AND RESTATED
2000 EMPLOYEE STOCK PLAN
This First Amendment to the Amended and Restated 2000 Employee Stock Plan (this “Amendment”), dated January 29, 2014, is made and entered into by tw telecom inc., a Delaware corporation (the “Company”). Defined terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Company’s Amended and Restated 2000 Employee Stock Plan dated June 4, 2009 (the “Plan”).
WHEREAS, Section 13 of the Plan permits the Company’s Board of Directors (the “Board”) to modify or amend the Plan in such respects as it deems advisable; and
WHEREAS, the Board desires to amend Section 14.4 of the Plan to adopt additional performance goals, metrics and adjustment criteria.
NOW, THEREFORE, as of this 29th day of January 2014, in accordance with Section 13 of the Plan, the Company hereby amends the Plan as follows:

1.	The second sentence of Section 14.4 of the Plan is hereby amended and restated in its entirety as follows:

“For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually or in any combination, and measured either annually or cumulatively over a period of years, expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance metrics, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or a published or special index (including stock market indices) or other external measures, as specified by the Committee in the Performance Award: (a) cash flow, levered or unlevered as defined in the Company’s earnings releases, (b) earnings per share; (c) Modified EBITDA as defined in the Company’s earnings releases; (d) return on equity; (e) total stockholder return; (f) share price performance; (g) return on capital; (h) return on assets or net assets; (i) revenue; (j) income or net income; (k) operating income or net operating income; (l) operating profit or net operating profit; (m) operating margin, Modified EBITDA margin, or profit margin; (n) return on operating revenue; (o) return on invested capital; (p) product release schedules; (q) working capital; (r) ratio of debt to stockholders’ equity; (s) customer retention; (t) pre-tax earnings; (u) cost control; (v) sales; (w) capital expenditures; (x) new product innovation, (y) market share, (z) service revenue, (aa) operating expenses, (bb) balance of cash, cash equivalents and marketable securities, (cc) days sales outstanding, (dd) revenue from specified products or product categories, (ee) industry standing or recognition, (ff) employee retention, (gg) growth in customer base, (hh) equity appreciation, (ii) network expansion implementation, (jj) launch or enhancement of systems, and (kk) measures of customer satisfaction.”

2.	The fourth sentence of Section 14.4 of the Plan is hereby amended and restated in its entirety as follows:

“When establishing performance goals for any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the Qualifying Performance Criteria on which the performance goals are based, which may include adjustments that would cause such measures to be considered non-GAAP financial measures within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding the impact of specified unusual or nonrecurring events, including, but not limited to, any amounts or charges relating to any of the following events that occur during a performance period: (i) asset write-downs,
(ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any transaction not in the ordinary course of business and not included in the Company’s original Board approved forecast for the fiscal year in question, (vi) debt extinguishment costs, (vii) executive retirement or similar costs not included in the company’s original Board approved forecast for the fiscal year in question, and (viii) any non-recurring items as described in the Company’s quarterly earnings press release or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Securities Exchange Act filings.”

3.	Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the duly authorized representative of the Company has executed this Amendment.

tw telecom inc.
Plan Sponsor
By: /s/ Larissa Herda
Name: Larissa Herda
Title: Chairman and Chief Executive Officer